UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2009

Mexoro Minerals Ltd.
 (Exact name of registrant as specified in its charter)

Colorado	000-23561	84-1431797
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

C. General Retana #706 Col San Felipe Chihuahua, Chih. Mexico	31203
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (52) 614 426 5505

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2009, Francisco “Barry” Quiroz resigned as president and principal executive officer of Mexoro Minerals, Ltd. (the “Company”). Mr. Quiroz will continue to serve on the Company’s board of directors and will serve as an exploration geologist consultant to the Company on terms to be negotiated between the Company and Mr. Quiroz. Effective November 16, 2009, the Company has appointed George Young as its president and principal executive officer.

Mr. Young, age 57, has served as our chief operating officer since September 21, 2009 and has served as chief executive officer and director of Fellows Energy Ltd., an early stage oil and gas company, since January 2004. Fellows Energy is a US reporting issuer trading on the over-the-counter bulletin board. Mr. Young previously served as Vice President and director of International Royalty Corporation from February 2005 to February 2008. International Royalty Corporation, a Canadian reporting issuer which trades on the Toronto Stock Exchange (“TSX”), is a company which acquires and creates natural resource royalties. Prior to that time, from January 2003 to January 2005, he served as President and director of MAG Silver Corp., a Canadian reporting issuer that trades on the TSX and the American Stock Exchange. MAG Silver is a silver exploration and emerging development company in Mexico. From October 2002 to July 2008, Mr. Young was a director of Palladon Ventures Ltd., a junior exploration and development company based in Salt Lake City, Utah, which trades on the TSX Venture Exchange in Canada. Mr. Young holds a Bachelor of Sciences degree from the University of Utah and a Juris Doctor from the University of Utah College of Law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEXORO MINERALS LTD.

Date: November 19, 2009	By:	/s/ George Young

George Young President